Exhibit 5.1

Our ref	DIC/LLO015.0032

Your ref	-

Lloyds Banking Group plc 25 Gresham Street London EC2V 7HN	6 September 2012

Dear Sirs

We have been asked by Lloyds Banking Group plc (the Guarantor) to deliver opinions of Scottish counsel in connection with the issuance by Lloyds TSB Bank plc (the Issuer), on or after the date hereof, of notes under its Series A and Series B medium-term notes programmes (such notes as may be issued from time to time, the Notes).

The Notes are issued with the full and unconditional guarantee of the Guarantor (the Guarantees, and together with the Notes, the Securities), and are covered by the Registration Statement filed on Form F-3 with the Securities and Exchange Commission on 28 June 2010, as amended by post-effective amendment no. 1 filed with the Securities and Exchange Commission on 22 December 2010.

The Notes are designated as either Series A Notes (the Series A Notes) or Series B Notes (the Series B Notes).  Series A Notes are to be issued pursuant to a Senior Debt Securities Indenture dated as of 21 January 2011 (the Senior Indenture) between the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London branch, as trustee (the Trustee), as supplemented by the first supplemental indenture dated as of 6 June 2011 among the Issuer, the Guarantor and the Trustee (the First Supplemental Indenture and, together with the Senior Indenture, the Series A Indenture).  The Series B Notes are to be issued pursuant to the Senior Indenture, as supplemented by the second supplemental indenture dated as of 25 November 2011 among the Issuer, the Guarantor and the Trustee (the Second Supplemental Indenture and, together with the Senior Indenture, the Series B Indenture, and each of the Series A Indenture and Series B Indenture, an Indenture).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion (collectively, the Documentation), including an Officer's Certificate dated 6 September 2012 in respect of the Guarantor (the Officer's Certificate), and the power of attorney, dated 16 January 2012 (the Power of Attorney), which sets forth the persons authorised to sign, execute, grant, and deliver various instruments, including the Securities, on behalf of the Guarantor.  We have relied on the Documentation in respect of the accuracy of the matters stated therein, which we have not independently established.  We also conducted a search against the statutory records of the Guarantor in its electronic file maintained at Companies House in Edinburgh on the date hereof, and we have assumed that file is up-to-date in all respects.

On the basis of the foregoing, and the assumptions state below, and subject to any matters not disclosed to us, we hereby advise you that, in our opinion:

1.	as at the date hereof, the Guarantor is duly incorporated and validly existing under the laws of Scotland; and

2.
the Guarantor has corporate power to enter into and to perform its obligations under the Guarantees and, provided that (i) each Guarantee is authorised and executed as provided in the extract minutes attached to the Officer's Certificate, the sealing memo dated 16 January 2012 attached to the Officer's Certificate, the Power of Attorney and the articles of association of the Guarantor, and (ii) the Notes are executed and authenticated, and the Guarantee endorsed thereon, in accordance with the provisions of the applicable Indenture, the Guarantor will have duly authorised, executed and delivered the Guarantees.

In giving the foregoing opinion in 2 above, we have assumed that, at the time of the issuance of a tranche of Securities, (a) the Power of Attorney and the Indentures continue to be in effect and have not been amended, added to, varied or (in the case of the Power of Attorney) revoked; (b) the certifications and assertions made in the Officer's Certificate remain true, accurate and not misleading or out-of-date, and (c) there has been no change in Scots law subsequent to the date of this opinion that would affect the authorisation of the Securities.

Our opinions above are limited to the laws of Scotland as applied by the Scottish courts and in effect on the date of this opinion, and we have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of England, the laws of the State of New York and the laws of the United States of America.

This opinion is subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments or orders made, or which may be made, under it.

This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Notes issued during a period of four months commencing on the date of this opinion, and by Davis Polk & Wardwell LLP (Davis Polk) for the purposes of its opinions delivered during that period of four months with respect to certain matters of the laws of the State of New York and United States federal law pertaining to the Securities.

This opinion is rendered solely in connection with future issuances of Securities, and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor, and further consent to the reference to our name in any pricing supplement relating to an issue of Securities that has been reviewed by Davis Polk, as United States counsel to the Issuer and the Guarantor, and with respect to which Davis Polk has given its consent in writing to be named therein, provided always that such issue of Securities is made within the abovementioned period of four months, and that any such reference to us is substantially in the form set out in the opinion of Davis Polk to the Issuer and the Guarantor dated 6 September 2012.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.  Save as aforementioned, our opinion is not to be transmitted by you to any other person, nor quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully

/s/ Donald I. Cumming

Dundas & Wilson CS LLP